Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-239478) pertaining to the Share Option Scheme and the 2020 Restricted Shares Plan of Legend Biotech Corporation of our report dated April 20, 2020, with respect to the consolidated financial statements of Legend Biotech Corporation included in its Registration Statement (Form F-1 No. 333-238232) and related Prospectus of Legend Biotech Corporation dated June 5, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Shanghai, the People’s Republic of China
September 4, 2020